Exhibit 23.3

Dentons Rodyk & Davidson LLP
80 Raffles Place
#33-00 UOB Plaza 1
Singapore 048624

G +65 6225 2626
F +65 6225 1838

6 November 2026	dentons.rodyk.com

BEHNEH LIMITED

230 Victoria Street

#15-00 Bugis Junction Towers

Singapore 188024

Dear Sirs

RE: CONSENT LETTER

We refer to our Singapore law opinion dated 6 November 2026 (the “Opinion”) addressed to BEHNEH LIMITED (the “Company”) in connection with the Company’s proposed initial public offering and registration statement on Form F-1 to be filed with the United States Securities and Exchange Commission (the “Registration Statement”).

We hereby consent to:

a.	the filing of the Opinion as an exhibit to the Registration Statement and any amendments thereto;

b.	the reference to our name in the Registration Statement (to the extent applicable) and elsewhere in the Registration Statement insofar as such reference relates to the Opinion or to matters of Singapore law on which we have advised; and

c.	the Company’s use of the Opinion for the purposes of the Registration Statement and the offering contemplated thereby.

In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

This consent is governed by and shall be construed in accordance with the laws of Singapore.

Yours faithfully

DENTONS RODYK & DAVIDSON LLP

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Dentons Rodyk & Davidson LLP is a limited liability partnership registered in Singapore with Registration No. T07LL0439G, and a member of Dentons global legal practice. Please see dentons.com for Legal Notices.